                                                          EXHIBIT 99.2

Emerging Markets Cross Border Exposures(1)
September 30, 1998
($ billions)

                                PRELIMINARY

                                                                  9/30/98
                                                                    Total
                                         Deriva-                    Cross
                         Trade Trading/   tives/         Commit-   Border
                       Finance Other(2)     FX    Loans   ments  Exposure
Korea, Republic of        $0.1    $0.3     $0.4    $0.1    $0.1     $1.0
Indonesia                    -     0.1      0.5       -       -      0.6
Hong Kong                    -     0.1      0.2     0.1       -      0.3
Thailand                     -       -      0.2       -       -      0.3
Malaysia                     -       -        -       -       -      0.1
Other(3)                   0.1     0.3      0.4     0.2       -      1.0
Total Emerging Asia       $0.3    $0.8     $1.8    $0.4    $0.1     $3.3

Brazil                    $0.3    $0.4     $  -    $0.1    $0.1     $0.9
Mexico                     0.1     0.3      0.1     0.2     0.2      0.8
Argentina                    -     0.4        -     0.1     0.1      0.6
Venezuela                    -       -        -     0.1       -      0.1
Other(4)                   0.2     0.2        -     0.2       -      0.6
Total Latin America       $0.6    $1.4     $0.1    $0.6    $0.4     $3.0

Russian Federation        $  -    $  -     $0.1    $0.2    $  -     $0.3

Total                     $0.9    $2.2     $1.9    $1.2    $0.5     $6.6

(1) Based on FFIEC instructions, shown by country of ultimate risk. First five columns represent management's view of types of claims. Excludes local country claims on local residents. Numbers may not total due to rounding differences.
(2) Includes securities, deposits and other exposures.
(3) Includes Peoples Republic of China, Republic of Taiwan, India, Philippines, Singapore & Sri Lanka.
(4) Includes Chile, Colombia Peru, Ecuador, Nicaragua, Panama and Uruguay.

                                                               EXHIBIT 99.2

Adjusted ROCE by Organizational Unit
($ millions)
                                            YTD 1998   Estimated
                                            Adj. Net    Common  Estimated
                                              Income    Equity      ROCE

Investment Banking                            $  190    $2,141       11%
Trading & Sales                                   38       782         6
Global Institutional Services                     68       260        34
Private Client Services                           63       138        61
Australia/NZ/Int'l Funds Mgmt                     99       243        54
Emerging Markets Group                         (411)     1,169       N/M
Corporate/Other                                 (85)       260       N/M
Total                                         $ (38)    $4,993       N/M


Excludes the following "special items"
(after-tax):Investment Banking -
Impact of European equity repositioning
including NatWest acquisition                  $(64)